EXHIBIT 10.1
SECOND AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made 20th day of March, 2008 (the “Effective Date”) by and between Navarre Corporation, a Minnesota corporation (the “Company”) and Cary L. Deacon, a resident of the State of Minnesota (“Executive”).
W I T N E S S E T H
WHEREAS, Company and Executive previously entered into that certain Amended and Restated Employment Agreement dated December 28, 2006, as amended January 29, 2007 (the “Employment Agreement”);
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Employment Agreement in order to secure Executive’s continued services in the event of any actual or threatened change in control; and
WHEREAS, Company and Executive desire to further amend the Employment Agreement in order to ensure compliance with the final Internal Revenue Regulations adopted pursuant Section 409A of the Code and avoid the imposition of any additional taxes or penalties on Executive.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Article II of the Employment Agreement is hereby amended by deleting Section 2.07(b) in its entirety and substituting therefor the following new Section 2.07(b):
          “(b) In addition to those amounts payable pursuant to Section 2.07(a), if Executive’s employment under this Agreement is terminated by the Company pursuant to Section 3.02(e) (Without Cause) or by Executive pursuant to Section 3.02(d) (for Good Reason), then Executive will also be entitled to the following, as severance.
     (i) Subject to Section 2.07(d), an amount equal to Executive’s Base Salary for a period of the greater of the remaining current term of this Agreement (as provided in Section 3.01) or two (2) years following the date of termination of the Executive’s employment. If the termination occurs within twelve (12) months following a Change of Control Transaction (as defined in the Plan), then the amount payable shall be equal to three (3) times Executive’s then current Base Salary, in effect prior to any reduction following a Change in Control.
     (ii) In full substitution for Executive’s rights under the Company’s annual incentive bonus plan, the Executive will be paid a substitute incentive award equal to the average amount of the Bonus earned and paid to the Executive with respect to the preceding three (3) fiscal years, and multiplied by a factor of two (2). If the termination occurs within twelve (12) months following a Change of Control Transaction (as defined in the Plan), then the amount payable shall be equal to three (3) times the average amount of the Bonus earned and paid to the Executive with respect to the preceding three (3) fiscal years.

     (iii) The severance amounts calculated pursuant to 2.07(b)(i) and (ii) above shall be paid in one lump sum on the first day of the seventh month following the month in which the termination of employment occurred.
     (iv) Upon the occurrence of a Change in Control Transaction (as defined in the Plan), Company shall establish a “rabbi trust” for the benefit of Executive under Revenue Procedure 92-64 (the assets of which are available only to the reach of the employer’s secured and unsecured creditors), and, at the time of establishment, the Company shall contribute to such trust an amount of cash equal to the contingent payments provided in 2.07(b)(i) and (ii) above. If Executive does not vest in such payments, the assets of the trust will revert to the Company twelve (12) months and one (1) day following the Change in Control Transaction.
     (v) The Company shall provide Executive with reimbursement for the costs of continuing coverage of medical, dental and life benefits pursuant to applicable COBRA laws, rules or regulation for a period not to exceed eighteen (18) months from the time of termination. The Company will discontinue such benefits coverage before such date, if, and at such time as, Executive (a) is covered under the health, dental, or life insurance policy of a new employer, or (b) chooses to discontinue his insurance coverage with the Company, for whatever reason. The reimbursement for any self-insured plans, and for any group plans other than medical and dental, shall be delayed until the first day of the seventh month following the month in which Executive’s termination of employment occurred. By Executive’s entering into this Agreement, he acknowledges and agrees that the Company may modify his insurance plans or terminate his insurance plans at any time, but only in a manner consistent with those provided to the Company’s other senior executives. Executive further agrees to promptly provide the Company with written notice should he become covered under the health, dental, or life insurance policy of a future employer.
     (vi) The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “separation from service” in Section 409A of the Code.”
2. Article II of the Employment Agreement is hereby further amended by deleting Section 2.07(c) in its entirety and substituting therefor the following new Section 2.07(c):
     “(c) In addition to those amounts payable pursuant to Section 2.07(a), if Executive’s employment under this Agreement is terminated due to his death pursuant to Section 3.02(a), Executive will be entitled to payment of his annual bonus pursuant to Section 2.02 to which Executive would have been entitled for the fiscal year in which such death occurred, pro-rated to the date of his death. Said amount will be paid promptly after the date the amount of such bonus has been determined and approved but in no event earlier than the first day of the seventh month following the month in which Executive’s death occurred.”
3. Article II of the Employment Agreement is hereby further amended by deleting Section 2.07(d) in its entirety and substituting therefor the following new Section 2.07(d):
     “(d) If applicable, the severance amount provided for in Section 2.07(b)(i) will be offset by any income protection benefits payable to Executive during the first twenty-four months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans.”
4. Article III of the Employment Agreement is hereby amended by deleting Section 3.02(b) in its entirety.

5. Article III of the Employment Agreement is hereby further amended by deleting Section 3.02(e) in its entirety and substituting therefore the following new Section 3.02(e):
     “(e) Termination by the Company Without Cause. The Company shall have the right to terminate Executive’s employment under this Agreement for any reason upon written notice to Executive. A termination by the Company for any reason other than pursuant to 3.02(a) (Death) or 3.02(c) (for Cause) shall be a termination “Without Cause,” including a termination on account of incapacity caused by a disability.”
     6. Article VII of the Employment Agreement is hereby amended by deleting Section 7.02 in its entirety and substituting therefor the following new Section 7.02:
     “7.02 Deferred Compensation Restrictions. It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Code, and the treasury regulations relating thereto, so as not to subject the Executive to the payment of tax penalties and interest which may be imposed under Code Section 409A. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any payment of compensation under this Agreement) would cause the Executive to incur any additional tax or interest under Section 409A of the Code, and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Section 409Aof the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with Section 409A of the Code.”
7. The parties hereto hereby acknowledge and agree that except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms, and that this Amendment, together with the Employment Agreement, reflect the entire agreement of the parties hereto.
8. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NAVARRE CORPORATION		EXECUTIVE

By:

	J. Reid Porter	Cary L. Deacon
Its: Executive Vice President and C.F.O.